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                                                                    EXHIBIT 23.1
                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
NeoRx Corporation:

 We consent to incorporation by reference in the registration statements (Nos. 33-60029, 33-64992, 33-63169, 333-00785, and 333-25161) on Form S-3 and in
the registration statements (Nos. 33-43860,  33-46317,  33-87108,  333-32583) on
Form S-8 of NeoRx Corporation, of our report dated January 30, 1998, relating to the balance sheet of NeoRx Corporation as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K of NeoRx Corporation.

                                                         KPMG Peat Marwick LLP
Seattle, Washington
March 24, 1998